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                                                                     EXHIBIT 3.5


                         CERTIFICATE OF INCORPORATION

                                      OF

                            RADNOR MANAGEMENT, INC.



         FIRST.  -   The name of the corporation is RADNOR MANAGEMENT, INC. (the
"Corporation").

         SECOND. -   The registered office of the Corporation in the State of
Delaware is to be located at 314 South State Street, Dover, Delaware 19901, in the County of Kent. The registered agent at this address is Capitol Corporate Services, Inc.

         THIRD.  -   The purpose of the Corporation is to engage in any lawful
act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH. -   The aggregate number of shares of stock which the
Corporation shall have the authority to issue is One Thousand (1,000) shares of common stock, par value $.001 per share.

         FIFTH.  -   The name and mailing address of the incorporator is
Elizabeth A. Payne, One Liberty Place, Philadelphia, Pennsylvania 19103-7396.

         SIXTH.  -   The Corporation shall have perpetual existence.

         SEVENTH. - A director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director except for liability to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; or (ii) for acts or omissions not in good faith or which involve intentional misconduct or a
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knowing violation of law; or (iii) under Section 174 of the General Corporation
Law of the State of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit. In discharging the duties of their respective positions, the Board of Directors, committees of the Board, individual directors and individual officers may, in considering the best interests of the Corporation, consider the effects of any action upon employees, suppliers and customers of the Corporation, communities in which offices or other establishments of the Corporation are located, and all other pertinent factors.

         EIGHTH. -   The directors of the Corporation shall have the power to
make and to alter or amend the By-Laws; to fix the amount to be reserved as working capital; and to authorize and cause to be executed, mortgages and liens, without limit as to the amount, upon the property and franchise of the Corporation.

         NINTH. - The stockholders and directors shall have the power to hold meetings and keep the books, documents and papers of the Corporation outside the State of Delaware, at such places as may be from time to time designated by the By-Laws of the Corporation or by resolution of the directors, except as otherwise required by the laws of the State of Delaware.


         THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, does make, file and record this Certificate, and does certify that the facts herein stated are true; and accordingly does set forth her hand.



Dated: December 9, 1996                         /s/ Elizabeth A. Payne
                                              --------------------------------
                                              Elizabeth A. Payne, Incorporator

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